INTERNATIONAL ASSETS HOLDING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                 For the Year Ended September 30, 1999 and 1998


                                                 1999                  1998 (1)
                                                 ----                  --------
Basic Earnings (Loss) Per Share
Numerator:
  Net income (loss)                            $ 397,181             $ (217,338)

Denominator:
  Weighted average number of common shares
    outstanding                                1,668,814              1,686,888

Basic earnings (loss) per share                   $ 0.24               $ (0.13)


Diluted Earnings (Loss) Per Share
Numerator:
  Net income (loss)                             $ 397,181            $ (217,338)

Denominator:
  Weighted average number of common shares
  outstanding                                   1,668,814             1,686,888

  Weighted  average  number of net  common
  shares  that  would be  issued  upon
  exercise of dilutive  options  assuming
  proceeds  used to  repurchase  shares
  pursuant to the treasury
  stock method (2)                                355,452          --


  Weighted average number of common shares
  and dilutive potential common shares
  outstanding                                   2,024,266             1,686,888

Diluted earnings (loss) per share                  $ 0.20              $ (0.13)


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(1)   Diluted  loss  per  share is the same as  basic  loss per  share  for 1998 because of the anti-dilutive impact of the dilutive potential common shares due to the net loss for 1998.

(2) The treasury stock method recognizes the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.